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Exhibit 99.1

        I, Alan B. Gilman, the Chief Executive Officer of The Steak n Shake Company, certify that (i) the Annual Report on Form 10-K for the year ended September 25, 2002, (the "Report") fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of The Steak n Shake Company as of the dates and for the periods set forth therein.

/s/ Alan B. Gilman Alan B. Gilman Chief Executive Officer December 20, 2002

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  Exhibit 99.1